Exhibit 3(i) 1
Statement With Respect to Shares
of
Series C Cumulative Convertible Participating Preferred Stock
of
Environmental Tectonics Corporation
Pursuant to Section 1522(b) of the
Business Corporation Law of the Commonwealth of Pennsylvania

     In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statements with respect to shares), Environmental Tectonics Corporation, a Pennsylvania corporation (the “Corporation”), desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:
     FIRST: The name of the Corporation is Environmental Tectonics Corporation.
     SECOND: The resolution amending the Articles of Incorporation of the Corporation under 15 Pa. C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:
     WHEREAS, the Articles of Incorporation of the Corporation authorizes Preferred Stock consisting of 1,000,000 shares issuable from time to time in one or more series; and
     WHEREAS, the Board of Directors of the Corporation (or an authorized committee thereof) is authorized, subject to limitations prescribed by law and by the Articles of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the par value, designation, rights, preferences and limitations of the shares of such series; and
     WHEREAS, the Board of Directors intends to establish a new series of Preferred Stock, called Series C Cumulative Convertible Preferred Stock.
     NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article 6 of the Corporation’s Articles of Incorporation, the designation, rights, preferences, powers, restrictions and limitations applicable to the Series C Preferred Stock be and hereby are set forth below:
     1. Designation. The designation of this series, which consists of 3,300 shares of Preferred Stock, $0.05 par value per share, is the Series C Cumulative Convertible Participating Preferred Stock (the “Series C Preferred Stock”) and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the “Stated Value”).
     2. Certain Definitions. For purposes of this Statement With Respect to Shares, the following terms shall have the following meanings:

          “Common Stock” means the common stock of the Corporation, $0.05 par value per share.
          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, excluding any shares of Common Stock owned or held by or for the account of the Company.
          “Conversion Date” means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:59 p.m., Philadelphia, Pennsylvania time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.
          “Conversion Price” means, with respect to each share of Series C Preferred Stock, the Market Price, provided that such Conversion Price shall be subject to adjustment as provided herein.
          “Market Price” means the closing price for the shares of Common Stock as reported on the American Stock Exchange (“AMEX”) by Bloomberg Financial Markets (“Bloomberg”) on the trading day immediately preceding the Closing Date (as defined in the Series C Preferred Stock Purchase Agreement between the Corporation and H.F. Lenfest).
     3. Dividends.
          (a) Accruing Dividends. From and after the date hereof (the “Issue Date”), the holder of such shares of Series C Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, out of funds legally available therefor, cumulative dividends at a rate of ten percent (10%) per annum of the Stated Value on each share of Series C Preferred Stock (the “Accruing Dividends”) in preference to the holders of Common Stock or any other series of Preferred Stock issued by the Company after the date hereof and pari passu to the holders of the Series B Preferred Stock of the Company (the “Series B Preferred Stock”). The Accruing Dividends shall accrue on each issued and outstanding share of Series C Preferred Stock from the Closing Date, from day to day, whether or not earned or declared, and shall be cumulative. The Corporation shall pay the Holder the Accruing Dividends quarterly to the extent that the Corporation has funds legally available therefor; provided, however, that the Corporation may, at its option, defer the payment of Accruing Dividends until a subsequent date, up to and including August 23, 2012.
          (b) The Holders shall be entitled to receive, if and when declared by the Board of Directors and paid by the Corporation, any dividends paid with respect to the Common Stock (other than any dividends paid in additional shares of Common Stock). In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series C Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and (ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series C Preferred Stock were converted by the Holder on the record date.
     4. Conversion.
          (a) Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section 4(c), each Holder may, at any time and from time to time, convert (an "Optional Conversion”) each of its shares of Series C Preferred Stock into a number of fully paid and nonassessable shares of the Common Stock determined by dividing the Stated Value by the Conversion Price for such shares of Series C Preferred Stock.
          (b) Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 11(b) hereof.
                    (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third business day following the Conversion Date and (b) the second business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 11(b)) (the “Delivery Period”), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. In addition, the Corporation shall also pay the Holder at such time any accrued and unpaid Accruing Dividends on the shares of Series C Preferred Stock that are being converted. If the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the

Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.
                    (ii) No Fractional Shares. If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be rounded off to the nearest whole number of shares.
                    (iii) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation’s expense, shall review the calculations and notify the Corporation and the Holder of the results. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above no later than two (2) business days from the date it receives the determination from the independent outside accountant.
          (c) Limitations on Conversions. The conversion of shares of Series C Preferred Stock shall be subject to the following limitation: If the Corporation is prohibited under the rules and regulations of the AMEX, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series C Preferred Stock in excess of a prescribed amount (the “Cap Amount”), then the Corporation shall not issue shares of Common Stock upon conversion of Series C Preferred Stock in excess of the Cap Amount and such shares of Series C Preferred Stock that are not converted on account of the restriction in this Section 4(c) shall remain issued and outstanding with all of the rights and preferences set forth in this Statement With Respect to Shares until such time as shares of Series C Preferred Stock are converted into Common Stock in accordance with the terms hereof.
          (d) Required Conversion at Maturity. Subject to the limitations set forth in Section 4(c), each share of Series C Preferred Stock issued and outstanding on August 23, 2012 automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Section 4(a) (the “Required Conversion at Maturity”). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series C Preferred Stock shall follow the applicable conversion procedures set forth in Section 4(b); provided, however, that the holders of Series C Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent. The Corporation shall pay the Holder at the time of the Required Conversion at Maturity any accrued and unpaid Accruing Dividends on the shares of Series C Preferred Stock that are being converted.
     5. Rank. The Series C Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series C Preferred Stock (collectively with the Common Stock, “Junior Securities”); (iii) pari passu with the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series C Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series C Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
     6. Liquidation Preference.
          (a) If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of Junior Securities upon liquidation, dissolution or winding up of the Corporation unless prior thereto the Holders shall have received the Liquidation Preference (as defined below) with respect to each share of Series C Preferred Stock then outstanding. Any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which all outstanding shares of Common Stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Corporation or its shareholders of a transaction or series of related transactions in which more than 50% of the voting power is disposed of, shall be deemed a Liquidation Event. In such event, the Holders will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series C Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Corporation sells, conveys or disposes of all or substantially all of its assets, the Holders will be entitled to receive, prior to the holders of the Junior Securities, if and when the Board of Directors declares a distribution of the consideration received by the Corporation in such asset sale, the Liquidation Preference with respect to the shares of Series C Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. Following payments of preferences to all holders of preferred stock of the Corporation, all remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders Common Stock, Series C Preferred Stock (on an as-if converted to Common Stock basis) and any other capital stock of the Corporation entitled to share in such distribution.
          (b) The “Liquidation Preference” with respect to a share of Series C Preferred Stock means an amount equal to the Stated Value thereof plus any accrued and unpaid dividends thereon, including the Accruing Dividends. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Statement With Respect to Shares filed in respect thereof.
     7. Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:
          (a) Stock Splits, Stock Dividends, Etc. If, at any time on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price for each share of Series C Preferred Stock shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price for each share of Series C Preferred Stock shall be proportionately increased.
          (b) Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date hereof, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) — (iv) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Section 6(a), then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series C Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series C Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price for each share of Series C Preferred Stock so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Common Stock immediately prior to such Corporate Change).

          (c) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
     8. Voting Rights. The Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. To the extent that under the Pennsylvania Business Corporation Law the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series C Preferred Stock shall constitute the approval of such action by the class.
     9. Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series C Preferred Stock (i) amend the rights, preferences or privileges of the Series C Preferred Stock set forth in this Statement With Respect to Shares; (ii) create any new class or series of capital stock having a preference over the Series C Preferred Stock or ranking pari passu with the Series C Preferred Stock as to dividends, distribution of assets upon liquidation, dissolution or winding up of the Corporation, redemption, voting or otherwise (as previously defined in Section 5 hereof, “Senior Securities”); (iii) redeem, or declare or pay any dividend or other distribution on account of, any shares of Common Stock or Junior Securities (other than pursuant to the terms of any stock option plan for directors, officers, employees, advisors or constituents approved by the Board of Directors); (iv) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner adverse to the Holder(s); (v) affect any transaction that would be deemed a Liquidation Event (as defined in Section 6(a)) or Corporate Change (as defined in Section 7(b) hereof); (vi) authorize or enter into any transaction or series or related transactions in which the holder or holders of capital stock of the Corporation immediately prior to such transaction or series of transactions will hold, immediately after such transaction or series of transactions, less than a majority of the aggregate voting power of the outstanding capital stock of the surviving entity; or (vii) increase or decrease the authorized number of directors constituting the Board of Directors. Notwithstanding the foregoing, no consent or approval of the Holders will be required for, and the Board of Directors is expressly authorized to provide for, the issuance of shares of Preferred Stock other than the Series C Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon, which such series may, without the consent of the Holders, be Junior Securities or Pari Passu Securities.

     10. Miscellaneous.
          (a) Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to Section 4, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.
          (b) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.
          (c) Status as Stockholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Cap Amount) and any accrued and unpaid Accruing Dividends thereon shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Statement With Respect to Shares.
     THIRD: With respect to the Series C Preferred Stock, the aggregate number of shares of such class or series established and designated by (a) such resolutions, (b) all prior statements, if any, filed under 15 Pa. C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles of Incorporation is 3,300 shares.
     FOURTH: The resolution was adopted by the Audit Committee of the Board of Directors upon delegation of authority from the Board of Directors effective as of August 23, 2007.
     FIFTH: The resolution shall be effective upon the filing of this Statement With Respect to Shares in the Department of State.
* * * * * *
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Statement With Respect to Shares to be signed by a duly authorized officer this 23rd day of August, 2007.

ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation
By:
Duane Deaner
Chief Financial Officer

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series C Preferred Stock)
The undersigned hereby irrevocably elects to convert                      shares of Series C Preferred Stock, represented by stock certificate No(s).                      (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Environmental Tectonics Corporation (the “Corporation”) according to the conditions of the Statement With Respect to Shares of Series C Cumulative Convertible Participating Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                     ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]
The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series C Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.
☐	[In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

Date of Conversion:

Conversion Price:

Number of Shares of Common
Stock to be Issued:

[Holder]

By:

Name:
Title:

Address: